EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the Stock Option Agreements of Cryoport, Inc. and to the incorporation by reference therein of our report dated February 28, 2023 (except the Revenue Disaggregation section of Note 3 and Note 20, Segment Reporting, as to which the date is March 7, 2025), with respect to the consolidated financial statements for the year ended December 31, 2022 of Cryoport, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California
March 7, 2025